Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into by and between Perry Ellis International, Inc. (“Perry Ellis” or “the Company”) and Stephen Harriman (“Harriman”).

WHEREAS, Perry Ellis desires to retain the services of Harriman in an executive capacity with such duties and responsibilities as may be assigned from time to time by Perry Ellis; and

WHEREAS, Perry Ellis and Harriman mutually desire to set forth the terms and conditions associated with Harriman’s employment and the terms that will apply in the event the employment relationship between Perry Ellis and Harriman is terminated for any reason;

NOW, THEREFORE, Perry Ellis and Harriman have agreed to the following:

1. Term of Employment. This Agreement is effective as of May 1, 2009 (the “Effective Date”). This Agreement is for a term of two (2) years and will terminate without further notice at 5:00 p.m. on the day preceding the second anniversary of this Agreement, unless terminated earlier in accordance with the provisions set forth herein. The parties may renew this Agreement, in writing, for additional one-year periods at their discretion.

2. Duties and Responsibilities. The Company agrees to employ Harriman as President of the Company’s Bottoms Division with such powers and duties in this capacity as may be established from time to time by the Company and/or its Board of Directors in its discretion. Harriman shall diligently perform all services as may be assigned to him by the Company and shall exercise such power and authority as may from time to time be delegated to him. During his employment, Harriman will not engage in any other business activities without the consent of Perry Ellis and such consent will not be unreasonably withheld. In connection with his employment by the Company, Harriman shall be based at the Company’s principal executive offices in Miami, Florida except for required travel on the Company’s business.

3. Compensation.

(a) Base Salary. Perry Ellis promises to continue to pay Harriman’s base salary in effect on the Effective Date hereof up to and including May 31, 2009. Effective June 1, 2009, Perry Ellis will pay Harriman a Base Salary at an annualized rate of Five Hundred Thousand Dollars ($500,000.00). Perry Ellis may, at its sole discretion, increase Harriman’s Base Salary on or after the first anniversary of this Agreement. Any such increase shall be based upon Perry Ellis’ subjective evaluation of Harriman’s job performance during the first year of this Agreement. The Base Salary payable under this Paragraph 3.a shall be subject to applicable tax and other deductions, and shall be payable in installments according to the Company’s normal payroll practices.

(b) Incentive Compensation. Harriman shall be eligible to participate in the Company’s Management Incentive Program (hereinafter, “MIP”). The amount and method of payment of any compensation paid to Harriman shall be determined in accordance with the applicable terms of the MIP.

(c) Other Benefits. Harriman will be entitled to participate in any group leave of absence, health, dental, life or disability plan and is entitled to any other benefits that the Company may maintain from time to time for all employees, provided that Harriman meets the respective eligibility requirements. Vacation, personal leave and sick leave are based on Company policies.

(d) Expense Reimbursement. During Harriman’s term of employment, the Company, upon the submission of supporting documentation by Harriman, and in accordance with Company policies for its executives, shall reimburse Harriman for all reasonable expenses actually paid or incurred by Harriman in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

4. Harriman’s Death or Inability to Perform. In the event of Harriman’s death, this Agreement and the Company’s obligation to pay Harriman’s salary and compensation automatically end. If Harriman becomes unable to perform his employment duties during the Term of this Agreement, and if Harriman has exhausted any accrued vacation, sick or personal leave under the Company’s policies and procedures, then Harriman’s compensation under this Agreement shall automatically end until such time as Harriman becomes able to resume his job duties for the Company, except to the extent Harriman is eligible for further compensation under any group benefit plan sponsored by the Company. In the event that Harriman becomes unable to perform his employment duties for a cumulative period of six months within any span of twelve months, this Agreement and Harriman’s employment will be automatically terminated.

5. Termination Of Employment By Perry Ellis For Cause. Perry Ellis may terminate this Agreement and Harriman’s employment “for Cause” at any time with or without notice. As used herein, “for Cause” shall mean any one of the following:

•	Harriman’s habitual neglect of his job duties and responsibilities; or

•	Commission of any crime, excluding minor traffic offenses; or

•	Commission of an act of dishonesty or breach of a fiduciary duty; or

•	Commission of a serious violation of any of Perry Ellis’ personnel policies, including but not limited to violations of Perry Ellis policies against any form of harassment; or

•

Any material act or omission defined as grounds for termination of employees as set forth in Perry Ellis’ personnel policies in existence at the time, provided that Harriman has failed to cure such material act or omission within thirty (30) days after written notice thereof; or

•	A material breach of this Agreement.

In the event Perry Ellis terminates Harriman’s employment and this Agreement for Cause, Harriman shall be entitled to the installment portion of his Base Salary accrued as of Harriman’s last day of employment and no other compensation or severance pay whatsoever.

6. Termination Of Employment By Perry Ellis Without Cause. Perry Ellis may terminate this Agreement and Harriman’s employment without Cause at any time and with or without notice. In such case, Perry Ellis shall pay Harriman the installment portion of his Base Salary accrued as of Harriman’s last day of employment and no other compensation. Harriman shall also be paid a severance allowance equal to six (6) months of Harriman’s then-current annualized Base Salary, less taxes and other applicable withholding amounts. The severance payment provided in this paragraph shall be made in equal installments over a period of six (6) months. Harriman shall not be entitled to any other compensation or employee benefits during the period of time during which he is receiving severance pay. Harriman will be required to execute a full waiver and release of all claims in the form prescribed by Perry Ellis, including but not limited to a reaffirmation of the restrictive covenants set forth in this Agreement as a precondition to receiving the severance pay under this paragraph.

7. Termination Of Employment By Harriman. Harriman promises that he will not terminate his employment with Perry Ellis without Good Reason as defined herein. In the event Harriman intends to terminate this Agreement for Good Reason, he agrees to provide sixty (60) days prior written notice to Perry Ellis’ Chief Executive Officer, during which period of time Perry Ellis may or may not, at its discretion, cure any Good Reason for Harriman’s termination. Perry Ellis may, at its discretion, require Harriman to depart from Perry Ellis at any time during such sixty (60) day period upon receiving said sixty (60) days notice from Harriman of the termination of the Agreement. Harriman shall be entitled to payment of his Base Salary accrued and payable up to Harriman’s last day of employment and no other compensation.

“Good Reason” means, without Harriman’s written consent: (i) a material diminution of Harriman’s titles, duties or responsibilities or the assignment of duties or responsibilities that are materially inconsistent with his titles, duties and responsibilities hereunder; or (ii) a reduction in Harriman’s base salary, annual bonus or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Harriman’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Harriman’s annual bonus opportunity); or (iii) “Good Reason” after a Change In Control as those terms are defined in Paragraph 8 hereof.

8. Change In Control. In the event that, within the 12 month period following a Change in Control (as herein defined), Harriman’s employment is terminated by Perry Ellis or its successor other than for Cause (as defined in Paragraph 5), or Harriman terminates his employment for Good Reason (as herein defined), Harriman shall be entitled to a severance payment in the aggregate amount of twelve (12) months of his then-current base salary, plus an amount equal to a pro rata portion of any incentive compensation under Perry Ellis’ Management Incentive Plan that would have been payable to Harriman for that fiscal year. In order to receive the benefits described in this Paragraph 8, Harriman shall be required to execute a waiver of claims and general release in the form prescribed by Perry Ellis, including but not limited to a reaffirmation of the restrictive covenants set forth in this Agreement as a precondition to receiving the severance pay under this paragraph.

For purposes of this Paragraph 8, the term “Change in Control” shall mean the occurrence of any of the following events:

1.	the acquisition by any person, entity or “group” (as defined in section 13(d) of the Exchange Act)(other than (x) any subsidiary or affiliate of Perry Ellis or (y) any entity owned, directly or indirectly, 50% or more by Perry Ellis International, Inc. or (z) any employee benefit plan of any such entity) through one transaction or a series of related transactions of 50% or more of the combined voting power of the then outstanding voting securities of Perry Ellis;

2.	The liquidation or dissolution of Perry Ellis (other than a dissolution occurring upon a corporate reorganization, such as a merger or consolidation of Perry Ellis with one of its affiliates); or

3.	The sale, transfer or other disposition of all or substantially all of the assets of Perry Ellis through one transaction or a series of related transactions to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of Perry Ellis.

“Good Reason” means, without Harriman’s written consent: (i) a reduction of at least 5% in any one, or combination of, the following: his base salary and/or incentive compensation opportunity (it being understood that a reduction in the dollar amount of Harriman’s annual bonus from year to year solely as the result of achievement or failure to achieve the target performance objectives provided in the annual bonus plan shall not constitute a reduction in Harriman’s incentive compensation opportunity); (ii) material failure to provide Harriman the same level of fringe benefits generally available to employees on the Effective Date of this Agreement or anytime thereafter if the fringe benefits are enhanced; and/or (iii) requiring Harriman’s principal place of business to be located other than Miami-Dade County, Florida.

The benefits provided to Harriman under this Paragraph 8 shall be in lieu of, and not in addition to, any benefits provided under any other paragraph of this Agreement.

9. Cooperation. Upon the termination of this Agreement for any reason, Harriman agrees to cooperate with Perry Ellis in effecting a smooth transition of the management of Perry Ellis with respect to the duties and responsibilities which Harriman performed for Perry Ellis.

10. Covenant Not To Compete.

(a) During the term of his employment (whether under this Agreement or otherwise) and for a period of six (6) months following the termination of Harriman’s employment (for any reason, whether initiated by Harriman or Perry Ellis), Harriman promises and agrees that he will not enter into any employment or other agency relationship (whether as a principal, agent, partner, employee, investor, owner, consultant, board member or otherwise) with any of the following business organizations, or their affiliated organizations, if any: (1) Haggar Clothing Co. and any of its subsidiaries and divisions; (2) Liz Claiborne, Inc. and any of its divisions and subsidiaries.; (3) Phillips-Van Heusen Corporation and any subsidiaries and divisions; (4) Kenneth Cole Productions, Inc. and any subsidiaries and divisions; (5) The Donna Karan Company, Donna Karan New York (DKNY) or any subsidiaries, divisions or affiliates; (6) Kellwood Company and any of its subsidiaries and divisions; (7) Oxford Corp. and any of its subsidiaries and divisions; (8) VF Corporation and any of its divisions and subsidiaries; (9) Federated Department Stores, Inc. and any divisions and subsidiaries; (10) Kohl’s Corporation and any subsidiaries and divisions; (11) J.C. Penney Company, Inc. and any of its divisions and subsidiaries; (12) Carson Pirie Scott and/or The Bon-Ton Stores, Inc. and any of its subsidiaries and divisions; (13) Walmart Stores, Inc. and any of its subsidiaries and divisions; (14) Gap Inc. and any of its divisions and subsidiaries; provided, that Harriman may hold the securities and/or passively invest in shares of capital stock or other equity securities of any such entity so long as Harriman does not acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent of any class of capital stock of such entity. Harriman acknowledges that the business entities identified in the preceding sentence are competitors of Perry Ellis and that the restrictive covenant herein is necessary to protect Perry Ellis’ legitimate business interests.

(b) During the term of his employment (whether under this Agreement or otherwise) and for a period of six (6) months following the termination of Harriman’s employment (for any reason, whether initiated by Harriman or Perry Ellis), Harriman further promises and agrees that he will not, directly or indirectly, solicit or enter into any business relationship with any of Perry Ellis’ vendors, suppliers, sourcing agents, manufacturers, brokers, or any person or entity that provides Perry Ellis with goods or services. Harriman acknowledges that there is a competitive market for wholesale goods, raw products, and manufacturing agents and that the covenant herein is necessary in order to protect Perry Ellis’ supply network and sourcing agents.

(c) These restrictive covenants may be assigned by Perry Ellis to any successor entities.

11. Agreement Not To Disclose Trade Secrets Or Confidential Information.

(a) Trade Secrets. During the term of his employment (whether under this Agreement or otherwise) and for ten (10) years after the termination of Harriman’s employment with Perry Ellis or any successor organization (for any reason by Harriman or Perry Ellis), Harriman promises and agrees that he will not disclose or utilize any trade secrets, confidential information, or other proprietary information acquired during the course of his service with Perry Ellis and/or its related business entities. As used herein, “trade secret” means the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used in the operation of Perry Ellis’ business and which provides Perry Ellis an advantage or an opportunity to obtain an advantage over those who do not know or use it. “Trade Secret” also includes any scientific, technical, or commercial information, including any design, list of supplies, list of customers, or improvement thereof, as well as pricing information or methodology, contractual arrangement with vendors or supplier, business development plans or activities, or Company financial information.

(b) Confidential Information. During the term of his employment (whether under this Agreement or otherwise), and for ten (10) years after the termination of Harriman’s employment with Perry Ellis or any successor organization (for any reason, whether initiated by Harriman or Perry Ellis), Harriman shall not divulge, communicate, use to the detriment of Perry Ellis or for the benefit of any other person or persons, or misuse in any way any Confidential Information pertaining to the business of Perry Ellis. Any Confidential Information or Data now or hereafter acquired by Harriman with respect to the business of Perry Ellis (which shall include, but not be limited to information concerning Perry Ellis’ financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of Perry Ellis’ products and services) shall be deemed a valuable special and unique asset of Perry Ellis that is received by Harriman in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to Harriman as a consequence of or through his employment by Perry Ellis (including information conceived, originated, discovered or developed by Harriman) prior to or after the date hereof and not generally known or in the public domain, about Perry Ellis or its business.

12. Agreement Not To Solicit Or Hire Company Employees. If Harriman leaves the employment of Perry Ellis for any reason, Harriman promises and agrees that during the two (2) years following his departure from Perry Ellis, he will not, without the express written permission of Perry Ellis, directly or indirectly employ as a consultant or employee any person who is or was employed by Perry Ellis at the time of Harriman’s departure or any person who was an employee of Perry Ellis during the six months preceding Harriman’s departure. This restrictive covenant may be assigned to any successor entities.

13. Injunctive Relief. In recognition of the unique services to be performed by Harriman and the possibility that any violation by Harriman of the restrictive covenants of this Agreement may cause irreparable or indeterminate damage or injury to Perry Ellis, Harriman expressly stipulates and agrees that Perry Ellis shall be entitled upon ten (10) days written notice to Harriman to obtain an injunction from any court of competent jurisdiction regarding any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies Perry Ellis may have for actual or liquidated damages.

14. Judicial Modification Of Agreement. Perry Ellis and Harriman specifically agree that a court of competent jurisdiction (or an arbitrator as appropriate) may modify or amend the restrictive covenants of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time Perry Ellis seeks to enforce any or all of said provisions.

15. Resolution Of Disputes By Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, or any claim related to Harriman’s employment, will be resolved by arbitration in the City of Miami, Florida, in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict Perry Ellis’ right to obtain injunctive relief for violations of the restrictive covenants of this Agreement.

16. Effect Of Prior Agreements. This Agreement supersedes any prior verbal or written agreement or understanding between Perry Ellis and Harriman.

17. Limited Effect Of Waiver By Perry Ellis. If Perry Ellis waives a breach of any provision of this Agreement by Harriman, that waiver will not operate or be construed as a waiver of other breaches of this Agreement by Harriman.

18. Severability. If any provision of this Agreement is held invalid for any reason, said invalidity shall not affect the enforceability of any other provision of this Agreement, and all other provisions of this Agreement will remain in effect.

19. Assumption Of Agreement By Perry Ellis’ Successors And Assigns. At Perry Ellis’ sole option, Perry Ellis’ rights and obligations under this Agreement will inure to the benefit of and be binding upon Perry Ellis’ successors and assigns. Harriman may not assign his rights and obligations under this Agreement.

20. Applicable Law. Harriman and Perry Ellis agree that this Agreement shall be subject to and enforceable under the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 26th of June, 2009.

Agreed and Accepted

/s/ Stephen Harriman	By:	/s/ Anita Britt
Stephen Harriman	Perry Ellis International, Inc.

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